Exhibit 99.1

DATE:	October 24, 2012 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —
Announces Third Quarter 2012 Operating Results

•                  Net income of $7.0 million

•                  Earnings per share of $0.32

•                  Return on Assets of 1.02%

•                  Increase in Non-interest Income of 13%

•                  Decrease in NPA’s and Substandard Loans

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the third quarter of 2012.  For the three months ended September 30, 2012, the Company recorded net income of $7.0 million, or $0.32 per common share, compared to net income of $5.6 million, or $0.24 per common share, in the third quarter of 2011.  A $1.7 million decrease in net interest income was more than offset by a decrease of $3.0 million in loan loss provision expense and a $1.3 million increase in non-interest income.  While non-interest expenses increased by $500 thousand compared to the prior year, the increase was attributable to a $1.3 million prepayment penalty on the early extinguishment of an FHLB advance.

CEO Comments

Mr. Brown commented on the third quarter, “I am very pleased with the continued growth in operating earnings.  Our core earnings were at their highest point in the history of the company.  The increase in fee income combined with lower provision and non-interest expense accounted for the improvement in income.  I am also pleased with our net interest margin.  While it was down from the same period one year ago, it remained flat with the second quarter of this year despite the challenging interest rate environment. Provision expense for the quarter was at its lowest level since the first quarter of 2008 and reflects continued improvement in our overall loan quality.”

Mr. Brown continued, “Loan growth for the quarter remained a challenge.  I expect loan balances to remain relatively flat for the remainder of the year. While loan trends are much better than the previous two years, we are not satisfied with our current progress.  Loan pipelines are building and we are hopeful that recent investments in higher growth markets will lead to loan growth within the next year.”

Mr. Brown concluded his comments by discussing several new growth initiatives, “I am excited about several new initiatives that were begun during the quarter, including our purchase of brokerage agencies in Seymour, Indiana and Indianapolis.  The additional revenue from the two agencies is expected to increase our brokerage revenue by approximately 50%.  In September, we opened a new branch facility in Seymour, Indiana.  The decision to enter Seymour at this time was due to disruption in the local market from recent bank acquisitions.  We opened in a temporary office until we can construct a new building which is anticipated to be completed in the third quarter of 2013.  Our new downtown Indianapolis office opened on October 15.  We have a team of very talented bankers on board offering a full suite of products and services.  During the quarter, we also announced an agreement with American Founders Bank of Lexington, Kentucky, to purchase their Shelbyville, Kentucky branch.  This purchase includes approximately $37 million in deposits and loans and provides us an entry point into the eastern side of the Louisville, Kentucky market area.  The purchase remains subject to standard closing conditions and is anticipated to be completed in the fourth quarter of 2012.  All of these initiatives are part of our strategy to strengthen our existing footprint and provide new sources of revenue growth.  We will continue to be opportunistic in our effort to improve the operating results of the company.”

Second Quarter Results

NET INTEREST INCOME

Net interest income was $23.3 million for the third quarter of 2012 compared to $25.1 million a year ago.  The decrease in net interest income was primarily due to declining reinvestment rates on loans and securities as well as a $200 million repositioning in investment securities in December 2011.  In addition, earning assets declined by approximately $53 million year over year.  Net interest margin, on a fully taxable equivalent basis, was 4.05% for the third quarter of 2012, which was a decline of twenty basis points from the third quarter of 2011 but flat when compared to the second quarter of 2012.

NON-INTEREST INCOME

The Company’s non-interest income was $11.6 million for the third quarter of 2012 compared to $10.3 million for the same period in 2011, an increase of 13%.  Excluding securities gains, which are non-recurring in nature, the Company’s non-interest income was $10.7 million for the third quarter of 2012 and $9.0 million for the same period in 2011, an increase of 19%.  Mortgage banking income and service charges on deposit accounts were the primary drivers of this increase.  With interest rates at historic lows and an increase in the number of mortgage loan originators throughout the Company’s footprint, the Company experienced a significant increase in mortgage banking income over the same period a year ago.  In addition, the Company incurred net OREO losses of $651 thousand in the third quarter of 2011 versus $172 thousand in the same period this year.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $24.4 million for the third quarter of 2012 compared to $23.9 million in the same period in 2011.  During the third quarter of 2012 the Company prepaid a $10 million FHLB advance and incurred a $1.3 million penalty.  Excluding the prepayment penalty, the Company’s non-interest expenses would have been $23.1 million for the third quarter of 2012, which represents a decrease of $800 thousand (or 3%) compared to the same period a year ago.  The primary driver of the decrease was a reduction in employee-related costs of $562 thousand as the Company reduced headcount through its efficiency improvement project in the second half of 2011.  The recent closing of six small branch offices also contributed to the lower salary expense.  Increases in occupancy and equipment expenses were incurred due to the Company’s recent investments in Columbus and Indianapolis but these were offset by a decrease in FDIC insurance expense.

BALANCE SHEET AND CAPITAL

Total assets were $2.76 billion at September 30, 2012, which was basically flat compared to the same period a year ago.  Loans decreased $30 million year over year and were offset by a $35 million increase in investment securities.  On a linked-quarter basis loan balances were down $15 million, or 1%.  On a YTD basis, loan balances were basically flat.  The Company’s regulatory capital ratios remain strong and as of September 30, 2012 were as follows: leverage ratio of 10.9%, tier one capital to risk-weighted assets of 17.5%, and total capital to risk-weighted assets of 18.8%.  In addition, as of September 30, 2012, the Company’s tangible common equity ratio was 8.8%.

ASSET QUALITY

Non-performing assets (NPA’s) were $60.4 million as of September 30, 2012, a decrease of approximately $4.3 million on a linked-quarter basis.  The decrease in NPA’s was primarily due to a decrease in non-accrual loans of $2.2 million and a decrease in accruing troubled debt restructurings (TDR’s) of $2.4 million. NPA’s represented 2.19% of total assets as of September 30, 2012 compared to 2.34% as of June 30, 2012 and 3.03% as of September 30, 2011.  In addition to the decrease in NPA’s, loans classified as substandard also decreased by 46% on a linked-quarter basis and are at their lowest level since June 2009.  Several credits were upgraded during the third quarter of 2012 including one large relationship totaling $18 million.  Net charge-offs were $5.0 million for the third quarter of 2012 and represented 1.31% of average loans on an annualized basis.  During the third quarter of 2012, the Company executed the sale of approximately $5.2 million of problem loans in the secondary market.  This transaction resulted in charge-offs of $3.0 million.  The Company had identified and specifically provided for these losses in previous quarters.  The Company’s allowance for loan losses as a percent of total outstanding loans was 2.30% as of September 30, 2012 compared to 2.48% as of June 30, 2012 and 2.65% as of September 30, 2011.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended September 30		Nine months ended September 30
Income Statement Summary	2012	2011	2012	2011
Interest Income	$26,832	$30,345	$82,419	$92,644
Interest Expense	3,501	5,275	11,560	17,234
Net Interest Income	23,331	25,070	70,859	75,410
Provision for Loan Losses	2,000	5,000	7,600	14,600
Noninterest Income:
Trust and investment product fees	819	740	2,555	2,493
Mortgage banking	2,114	1,428	6,328	3,943
Service charges on deposit accounts	5,282	4,872	14,568	13,287
Gain on sales of securities	832	1,263	1,367	4,917
Interchange income	1,582	1,642	4,964	4,622
OREO gains/(losses)	(172)	(651)	(385)	(1,212)
Other	1,120	984	2,745	3,067
Total Noninterest Income	11,577	10,278	32,142	31,117
Noninterest Expense:
Employee	12,151	12,713	36,942	38,126
Occupancy & equipment	3,899	3,586	11,488	10,919
Intangible amortization	445	493	1,345	1,477
Marketing	1,139	1,085	3,081	3,292
Collection expenses	821	1,298	2,838	3,214
FDIC assessment	542	898	1,962	3,066
FHLB advance prepayment penalty	1,313	—	1,313	—
Other	4,093	3,832	12,157	11,014
Total Noninterest Expense	24,403	23,905	71,126	71,108
Earnings Before Income Taxes	8,505	6,443	24,275	20,819
Provision (benefit) for Income Taxes	1,519	828	4,296	3,032
Net Income	$6,986	$5,615	$19,979	$17,787
Preferred Dividends & Accretion	$(458)	$(763)	$(1,694)	$(2,290)
Net Income Available to Common Shareholders	$6,528	$4,852	$18,285	$15,497

	Three months ended September 30		Nine months ended September 30
Average Balance Sheet Data	2012	2011	2012	2011
Gross Loans	$1,549,307	$1,598,290	$1,552,972	$1,634,602
Earning Assets	2,458,138	2,511,553	2,484,750	2,529,381
Total Assets	2,735,365	2,776,543	2,760,986	2,789,080
Noninterest Bearing Deposits	352,915	293,064	340,648	283,234
Interest Bearing Deposits	1,778,818	1,901,442	1,821,951	1,935,865
Total Interest Bearing Liabilities	2,014,569	2,135,926	2,053,488	2,167,272
Shareholders’ Equity	334,682	326,147	334,005	314,919

	Three months ended September 30		Nine months ended September 30
Per Share Data	2012	2011	2012	2011
Diluted Earnings Per CommonShare	$0.32	$0.24	$0.96	$0.77
Cash Dividends Per Common Share	0.03	0.01	0.05	0.03
Market Value - High	13.00	9.24	13.00	10.60
Market Value - Low	11.27	7.46	8.84	6.98
Average Outstanding Shares (diluted)	20,347,598	20,231,095	20,312,960	20,211,742

	Three months ended September 30		Nine months ended September 30
Key Ratios (annualized)	2012	2011	2012	2011
Return on Average Assets	1.02%	0.80%	0.97%	0.85%
Return on Average Equity	8.30%	6.83%	7.99%	7.55%
Net Interest Margin	4.05%	4.25%	4.09%	4.27%
Efficiency Ratio	66.63%	64.34%	65.72%	63.57%
Net Overhead to Average Assets	1.87%	1.95%	1.89%	1.92%

	September 30	June 30	December 31	September 30
Balance Sheet Highlights	2012	2012	2011	2011
Total Loans (Excluding Loans Held for Sale)	$1,531,525	$1,546,510	$1,534,379	$1,562,292
Allowance for Loan Losses	35,246	38,289	39,889	41,433
Total Securities	902,178	896,037	876,090	867,272
Goodwill and Intangible Assets	69,337	68,182	69,082	69,544
Total Assets	2,755,006	2,766,633	2,754,180	2,757,549
Noninterest Bearing Deposits	350,790	364,030	334,345	321,529
Interest Bearing Deposits	1,732,228	1,821,066	1,825,555	1,846,218
Other Borrowings	251,499	196,492	201,694	201,727
Shareholders’ Equity	338,524	329,858	336,553	334,105

	September 30	June 30	December 31	September 30
Other Balance Sheet Data	2012	2012	2011	2011
Tangible Book Value Per Common Share	$11.59	$11.23	$10.45	$10.31
Loan Loss Reserve to Loans	2.30%	2.48%	2.60%	2.65%
Loan Loss Reserve to Non-performing Loans	78.08%	81.48%	89.05%	95.73%
Nonperforming Assets to Total Assets	1.99%	2.05%	2.19%	2.23%
NPA’s (w/ TDR’s) to Total Assets	2.19%	2.34%	2.93%	3.03%
Tangible Common Equity Ratio	8.76%	8.44%	7.86%	7.75%
Outstanding Shares	20,297,325	20,280,225	20,206,214	20,197,084

	September 30	June 30	December 31	September 30
Asset Quality	2012	2012	2011	2011
Special Mention Loans	$89,289	$76,118	$136,099	$153,078
Substandard Loans (Accruing)	33,255	61,991	63,379	56,487

Loans Past Due 90 Days or More and Still Accruing	$379	$34	$3,266	$993
Non-accrual Loans	44,763	46,959	41,529	42,288
Other Real Estate Owned	9,677	9,737	15,535	18,308
Total Nonperforming Assets (NPA’s)	$54,819	$56,730	$60,330	$61,589
Troubled Debt Restructurings (Accruing)	5,556	7,951	20,402	21,950
Total NPA’s with Troubled Debt Restructurings	$60,375	$64,681	$80,732	$83,539

Net Charge-offs - QTD	$5,043	$2,752	$4,744	$5,029
Net Charge-offs as a % of average loans (annualized)	1.31%	0.71%	1.21%	1.26%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 76 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.